Exhibit 99

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
William F. Oplinger	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile 724-422-7844

ALCOA TO CLOSE HAWESVILLE, KY AUTOMOTIVE CASTING FACILITY

Hawesville, KY – May 19, 2005 — Alcoa today announced that it will close its Hawesville, KY, automotive casting facility by the end of 2005. The plant closing, which will impact 158 people, is a result of excess capacity in Alcoa’s automotive castings manufacturing system. Costs for the closing will total approximately $45 to $50 million pre-tax, the majority of which will be non-cash impairment charges and will impact second quarter earnings.

“This plant closing is not a reflection on the strong workforce we have in Hawesville. They are a talented and dedicated group,” said Allen Zwierzchowski, President - Alcoa Automotive Castings. “Unfortunately this facility is operating at less than 20 percent of its capacity. With certain program contracts winding down, the plant from a business perspective is no longer viable.”

Alcoa plans to sell the facility and will work with the community to attract buyers that could utilize the plant and lessen the impact of the closing.

Headquartered in Farmington Hills, MI, Alcoa Automotive Castings will continue to operate its other castings facilities in Farsund, Norway and Fruitport, MI. Alcoa Automotive Castings supplies structural, safety-critical components such as knuckles, control arms, cradles and sub-frames for automakers worldwide.

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap(R) foils and plastic wraps, Alcoa(R) wheels, and Baco(R) household wraps. Among its other businesses are vinyl siding, closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. The company has 131,000 employees in 43 countries and has been a member of the Dow Jones Industrial Average for 45 years and the Dow Jones Sustainability Indexes since 2001. More information can be found at www.alcoa.com.